Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Strong Second Quarter Fiscal 2018 Results

ATLANTA, May 2, 2018 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and six months ended March 31, 2018.
“Improvements in nearly every one of our core operational metrics led to a significant improvement in profitability in the second quarter,” said Allan P. Merrill, President and CEO of Beazer Homes. “Customer interest was quite strong as continuing job and wage growth, together with low inventories of new and used homes, more than offset concerns about higher home prices and mortgage rates.”
“Our commitment to deliver ‘extraordinary value at an affordable price’ has us well positioned in this environment. We anticipate reaching our ‘2B-10’ and de-leveraging objectives this year, while continuing to improve our return on assets in the quarters and years ahead.”
Beazer Homes Fiscal Second Quarter 2018 Highlights and Comparison to Fiscal Second Quarter 2017

•	Net income from continuing operations of $11.6 million, compared to net loss of $7.5 million in Fiscal 2017

•	Adjusted EBITDA of $39.5 million, up 19.1%

•	Homebuilding revenue of $441.1 million, up 4.6%, on a 2.2% increase in home closings to 1,266 and a 2.3% increase in average selling price to $348.4 thousand

•	Homebuilding gross margin was 16.9%, up 90 basis points. Excluding impairments, abandonments and interest amortized, homebuilding gross margin was 21.3%, up 60 basis points

•	SG&A as a percentage of total revenue was 12.8%, down 50 basis points

•	Unit orders of 1,679, up 8.4% on a 10.3% increase in sales/community/month to 3.7 and a 1.7% decline in average community count to 151

•	Dollar value of backlog of $885.4 million, up 14.0%

•	Unrestricted cash at quarter end was $158.8 million
Profitability. Net income from continuing operations was $11.6 million, an increase of $9.1 million after adjusting for the $15.6 million loss on debt extinguishment and impairments incurred in the second quarter of Fiscal 2017. Second quarter Adjusted EBITDA of $39.5 million was up $6.3 million, or 19.1%, compared to the same period last year.
Orders. Net new orders for the second quarter increased 8.4% from the prior year, which was achieved even as average community count decreased by 3 communities to 151. The growth in net new orders was driven by an increase in absorption rate to 3.7 sales per community per month, up 10.3% from the previous year. The cancellation rate was 14.9%, down 170 basis points from the second quarter of last year.
Homebuilding Revenue. Second quarter closings of 1,266 homes were 2.2% above the level achieved in the same period last year. Combined with a 2.3% increase in the average selling price to $348.4 thousand, homebuilding revenue rose 4.6% over the prior year to $441.1 million.
Backlog. The dollar value of homes in backlog as of March 31, 2018 increased 14.0% to $885.4 million, or 2,312 homes, which compared to $776.4 million, or 2,236 homes, for the same period last year. The average selling price of homes in backlog rose 10.3% year over year to $383.0 thousand.

Homebuilding Gross Margin. Homebuilding gross margin for the second quarter was 16.9%, an increase of 90 basis points over the prior year. Excluding impairments, abandonments and interest amortized, homebuilding gross margin was 21.3%, up 60 basis points.
SG&A Expenses. Selling, general and administrative expenses, as a percentage of total revenue, were 12.8% for the quarter, down 50 basis points compared to the prior year.
Liquidity. The Company ended the quarter with $329.1 million of available liquidity, including $158.8 million of unrestricted cash and $170.3 million available on its secured revolving credit facility.
Gatherings
The Company made continued progress with regard to its Gatherings expansion during the second quarter of Fiscal 2018. As of the end of March, two communities were open for sale and another three were owned and in various stages of development. In Orlando’s Gatherings at Lake Nona, building one was in its final stages and was expected to deliver its first closings in May. Additionally, land acquisition for a third Gatherings community in the Dallas market was approved during the second quarter. The Company is currently reviewing a large pipeline of potential communities across its geographic footprint and expects to see Gatherings acquisition activity accelerate in the second half of Fiscal 2018.

Summary results for the three and six months ended March 31, 2018 are as follows:

	Three Months Ended March 31,
	2018	2017	Change*
New home orders, net of cancellations	1,679	1,549	8.4%
Orders per community per month	3.7	3.4	10.3%
Average active community count	151	154	(1.7)%
Actual community count at quarter-end	153	158	(3.2)%
Cancellation rates	14.9%	16.6%	-170 bps

Total home closings	1,266	1,239	2.2%
Average selling price (ASP) from closings (in thousands)	$348.4	$340.5	2.3%
Homebuilding revenue (in millions)	$441.1	$421.9	4.6%
Homebuilding gross margin	16.9%	16.0%	90 bps
Homebuilding gross margin, excluding impairments and abandonments and interest amortized to cost of sales	21.3%	20.7%	60 bps

Income (loss) from continuing operations before income taxes (in millions)	$12.6	$(12.0)	$24.6
Expense (benefit) from income taxes (in millions)	$1.0	$(4.5)	$5.5
Income (loss) from continuing operations (in millions)	$11.6	$(7.5)	$19.1
Basic and diluted income (loss) per share from continuing operations	$0.36	$(0.23)	$0.59

Income (loss) from continuing operations before income taxes (in millions)	$12.6	$(12.0)	$24.6
Loss on debt extinguishment (in millions)	$—	$15.6	$(15.6)
Inventory impairments and abandonments (in millions)	$—	$0.3	$(0.3)
Income from continuing operations excluding loss on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)	$12.6	$3.9	$8.7

Net income (loss)	$11.6	$(7.5)	$19.1
Net income excluding loss on debt extinguishment and inventory impairments and abandonments (in millions)*+	$11.6	$2.5	$9.1

Land and land development spending (in millions)	$143.4	$102.9	$40.5

Adjusted EBITDA (in millions)	$39.5	$33.2	$6.3
LTM Adjusted EBITDA (in millions)	$189.1	$161.8	$27.3
* Change and totals are calculated using unrounded numbers.
+ Loss on debt extinguishment was tax-effected at annualized effective tax rates of 26.8% and 36.7% for the three months ended March 31, 2018 and March 31, 2017, respectively.
“LTM” indicates amounts for the trailing 12 months.

	Six Months Ended March 31,
	2018	2017	Change*
New home orders, net of cancellations	2,789	2,554	9.2%
LTM orders per community per month	3.1	2.8	10.7%
Cancellation rates	16.5%	18.6%	-210 bps

Total home closings	2,332	2,234	4.4%
ASP from closings (in thousands)	$346.9	$339.3	2.2%
Homebuilding revenue (in millions)	$808.9	$758.0	6.7%
Homebuilding gross margin	16.6%	15.9%	70 bps
Homebuilding gross margin, excluding impairments and abandonments and interest amortized to cost of sales	21.1%	20.6%	50 bps

Loss from continuing operations before income taxes (in millions)	$(9.8)	$(15.9)	$6.0
Expense (benefit) from income taxes (in millions)	$109.1	$(7.0)	$116.1
Loss from continuing operations (in millions)*	$(119.0)	$(8.9)	$(110.1)
Basic and diluted loss per share from continuing operations	$(3.71)	$(0.27)	$(3.44)

Loss from continuing operations before income taxes (in millions)	$(9.8)	$(15.9)	$6.0
Loss on debt extinguishment (in millions)	$25.9	$15.6	$10.3
Inventory impairments and abandonments (in millions)	$—	$0.3	$(0.3)
Write-off of deposit on legacy land investment	$—	$2.7	$(2.7)
Income from continuing operations excluding loss on debt extinguishment, inventory impairments and abandonments and write-off of deposit before income taxes (in millions)	$16.1	$2.7	$13.4

Net loss	$(119.4)	$(9.0)	$(110.4)
Net income excluding loss on debt extinguishment, inventory impairments and abandonments and write-off of deposit (in millions)*+	$14.3	$2.5	$11.8

Land and land development spending (in millions)	$285.1	$206.1	$79.0

Adjusted EBITDA (in millions)	$67.9	$57.6	$10.3
* Change and totals are calculated using unrounded numbers.
+ Loss on debt extinguishment was tax-effected at annualized effective tax rates of 26.8% and 36.7% for the six months ended March 31, 2018 and March 31, 2017, respectively.

As of March 31, 2018

	As of March 31,
	2018	2017	Change
Backlog units	2,312	2,236	3.4%
Dollar value of backlog (in millions)	$885.4	$776.4	14.0%
ASP in backlog (in thousands)	$383.0	$347.2	10.3%
Land and lots controlled	22,092	23,181	(4.7)%

Conference Call

The Company will hold a conference call on May 2, 2018 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation over the Internet by visiting the “Investor Relations” section of the Company's website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639 (for international callers, dial 312-470-7002). To be admitted to the call, enter the passcode “7072668.” A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 800-284-7031 (for international callers, dial 203-369-3222) and enter the passcode “3740” (available until 11:59 p.m. ET on May 9, 2018), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for at least 30 days.

Headquartered in Atlanta, Beazer Homes is one of the country’s largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers.  In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service.  The Company offers homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (v) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vii) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing, the recent change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (viii) government actions, policies, programs and regulations directed at or affecting the housing market (including the Tax Cuts and Jobs Act, the Dodd-Frank Act and the tax benefits associated with purchasing and owning a home); (ix) changes in existing tax laws or enacted corporate income tax rates, including pursuant to the Tax Cuts and Jobs Act; (x) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (xi) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (xii) increased competition or delays in reacting to changing consumer preferences in home design; (xiii) weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiv) estimates related to the potential recoverability of our deferred tax assets; (xv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xvi) the results of litigation or government proceedings and fulfillment of any related obligations; (xvii) the impact of construction defect and home warranty claims, including water intrusion issues in Florida; (xviii) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xix) the performance of our unconsolidated entities and our unconsolidated entity partners; (xx) the impact of information technology failures or data security breaches; (xxi) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xxii) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.
Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Total revenue	$455,178	$425,468	$827,667	$764,709
Home construction and land sales expenses	380,101	357,788	691,761	643,366
Inventory impairments and abandonments	—	282	—	282
Gross profit	75,077	67,398	135,906	121,061
Commissions	17,334	16,632	31,690	29,955
General and administrative expenses	40,852	40,100	78,137	76,488
Depreciation and amortization	3,066	3,155	5,573	5,832
Operating income	13,825	7,511	20,506	8,786
Equity in income of unconsolidated entities	256	33	155	55
Loss on extinguishment of debt	—	(15,563)	(25,904)	(15,563)
Other expense, net	(1,453)	(3,940)	(4,598)	(9,136)
Income (loss) from continuing operations before income taxes	12,628	(11,959)	(9,841)	(15,858)
Expense (benefit) from income taxes	1,012	(4,464)	109,118	(7,004)
Income (loss) from continuing operations	11,616	(7,495)	(118,959)	(8,854)
Loss from discontinued operations, net of tax	(58)	(40)	(430)	(110)
Net income (loss) and comprehensive income (loss)	$11,558	$(7,535)	$(119,389)	$(8,964)
Weighted average number of shares:
Basic	32,140	31,969	32,097	31,931
Diluted	32,721	31,969	32,097	31,931
Basic earnings (loss) per share:
Continuing operations	$0.36	$(0.23)	$(3.71)	$(0.27)
Discontinued operations	—	—	(0.01)	—
Total	$0.36	$(0.23)	$(3.72)	$(0.27)
Diluted income (loss) per share:
Continuing operations	$0.36	$(0.23)	$(3.71)	$(0.27)
Discontinued operations	(0.01)	—	(0.01)	—
Total	$0.35	$(0.23)	$(3.72)	$(0.27)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
Capitalized Interest in Inventory	2018	2017	2018	2017
Capitalized interest in inventory, beginning of period	$144,847	$144,299	$139,203	$138,108
Interest incurred	25,492	26,482	51,047	53,569
Interest expense not qualified for capitalization and included as other expense	(1,650)	(4,046)	(5,085)	(9,298)
Capitalized interest amortized to home construction and land sales expenses	(19,655)	(19,819)	(36,131)	(35,463)
Capitalized interest in inventory, end of period	$149,034	$146,916	$149,034	$146,916

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	March 31, 2018	September 30, 2017
ASSETS
Cash and cash equivalents	$158,787	$292,147
Restricted cash	12,783	12,462
Accounts receivable (net of allowance of $346 and $330, respectively)	30,183	36,323
Income tax receivable	112	88
Owned Inventory	1,677,361	1,542,807
Investments in unconsolidated entities	4,293	3,994
Deferred tax assets, net	199,229	307,896
Property and equipment, net	20,166	17,566
Other assets	4,589	7,712
Total assets	$2,107,503	$2,220,995
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$117,143	$103,484
Other liabilities	97,937	107,659
Total debt (net of premium of $3,027 and $3,413, respectively, and debt issuance costs of $15,905 and $14,800, respectively)	1,325,457	1,327,412
Total liabilities	1,540,537	1,538,555
Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 33,628,126 issued and outstanding and 33,515,768 issued and outstanding, respectively)	34	34
Paid-in capital	876,978	873,063
Accumulated deficit	(310,046)	(190,657)
Total stockholders’ equity	566,966	682,440
Total liabilities and stockholders’ equity	$2,107,503	$2,220,995

Inventory Breakdown
Homes under construction	$527,102	$419,312
Development projects in progress	825,355	785,777
Land held for future development	87,718	112,565
Land held for sale	9,927	17,759
Capitalized interest	149,034	139,203
Model homes	78,225	68,191
Total owned inventory	$1,677,361	$1,542,807

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS
($ in thousands, except otherwise noted)

	Three Months Ended March 31,		Six Months Ended March 31,
SELECTED OPERATING DATA	2018	2017	2018	2017
Closings:
West region	652	561	1,178	1,071
East region	279	286	504	503
Southeast region	335	392	650	660
Total closings	1,266	1,239	2,332	2,234

New orders, net of cancellations:
West region	906	683	1,440	1,150
East region	321	414	580	642
Southeast region	452	452	769	762
Total new orders, net	1,679	1,549	2,789	2,554

			As of March 31,
Backlog units at end of period:			2018	2017
West region			1,141	907
East region			489	583
Southeast region			682	746
Total backlog units			2,312	2,236
Dollar value of backlog at end of period (in millions)			$885.4	$776.4

	Three Months Ended March 31,		Six Months Ended March 31,
SUPPLEMENTAL FINANCIAL DATA	2018	2017	2018	2017
Homebuilding revenue:
West region	$224,361	$185,155	$400,917	$356,904
East region	103,731	113,279	189,419	194,529
Southeast region	113,023	123,440	218,533	206,567
Total homebuilding revenue	$441,115	$421,874	$808,869	$758,000

Revenues:
Homebuilding	$441,115	$421,874	$808,869	$758,000
Land sales and other	14,063	3,594	18,798	6,709
Total revenues	$455,178	$425,468	$827,667	$764,709

Gross profit:
Homebuilding	$74,366	$67,324	$134,598	$120,528
Land sales and other	711	74	1,308	533
Total gross profit	$75,077	$67,398	$135,906	$121,061

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.

	Three Months Ended March 31,				Six Months Ended March 31,
	2018		2017		2018		2017
Homebuilding gross profit/margin	$74,366	16.9%	$67,324	16.0%	$134,598	16.6%	$120,528	15.9%
Inventory impairments and abandonments (I&A)	—		188		—		188
Homebuilding gross profit/margin before I&A	74,366	16.9%	67,512	16.0%	134,598	16.6%	120,716	15.9%
Interest amortized to cost of sales	19,655		19,819		36,123		35,463
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	$94,021	21.3%	$87,331	20.7%	$170,721	21.1%	$156,179	20.6%
Reconciliation of Adjusted EBITDA to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.
The reconciliation of Adjusted EBITDA to total company net income (loss) below differs from the prior year, as it provides a more simplified presentation of EBIT, EBITDA and Adjusted EBITDA that excludes certain non-recurring amounts recorded during the periods presented. Management believes that this presentation best reflects the operating characteristics of the Company.

	Three Months Ended March 31,		Six Months Ended March 31,		LTM Ended March 31,(a)
(In thousands)	2018	2017	2018	2017	2018	2017
Net income (loss)	$11,558	$(7,535)	$(119,389)	$(8,964)	$(78,612)	$(4,036)
Expense (benefit) from income taxes	993	(4,493)	108,972	(7,072)	118,665	12,511
Interest amortized to home construction and land sales expenses and capitalized interest impaired	19,655	19,819	36,131	35,463	89,488	84,977
Interest expense not qualified for capitalization	1,650	4,046	5,085	9,298	11,423	20,621
EBIT	33,856	11,837	30,799	28,725	140,964	114,073
Depreciation and amortization and stock-based compensation amortization	5,664	5,495	10,781	10,354	22,600	22,272
EBITDA	39,520	17,332	41,580	39,079	163,564	136,345
Loss on extinguishment of debt	—	15,563	25,904	15,563	22,971	26,527
Inventory impairments and abandonments (b)	—	282	450	282	2,557	11,757
Additional insurance recoveries from third-party insurer	—	—	—	—	—	(15,500)
Write-off of deposit on legacy land investment	—	—	—	2,700	—	2,700
Adjusted EBITDA	$39,520	$33,177	$67,934	$57,624	$189,092	$161,829

(a) “LTM” indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired.”